DCP Midstream, LP
2016 Long-Term Incentive Plan
Form of Restricted Phantom Unit Award Agreement

Awardee:            __________
Award Date:            __________
(also known as Grant Date)
Restricted Period:        __________

1.Award of Restricted Phantom Units (also known as Grant). DCP Services, LLC (the “Company”) hereby grants to you Phantom Units hereafter referred to as Restricted Phantom Units (“RPUs”) allocated as __________ DCP common units under the DCP Midstream, LP 2016 Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein. The number of RPUs has been determined based on the average closing price of the DCP common units during the last twenty trading days immediately prior to the Award Date and includes a tandem Dividend Equivalent Right (“DER”) grant with respect to each RPU. The Company will establish a DER bookkeeping account for you with respect to each RPU granted that shall be credited with an amount equal to the cash dividends, expressed in US dollars, made during the Restricted Period with respect to the DCP common units. Unless otherwise defined herein, terms used, but not defined, in this Award Agreement shall have the same meaning as set forth in the Plan.
2.Vesting. The RPUs are considered “Vested” once they are no longer forfeitable. Except as provided in Paragraph 3 below, the RPUs granted hereunder shall become Vested only if you have not ceased to be an Employee for any reason (a “Termination of Service”) prior to the end of the Restricted Period.
3.Early Vesting Events. You may become Vested prior to the end of the Restricted Period as provided in Paragraph (a) below.
(a)    Death, Disability, Layoff or Retirement. If you incur a Termination of Service after the first anniversary of your initial Award Date for the year as a result of your death, disability or layoff, the Restricted Period shall terminate and your RPUs and unpaid DERs will become fully Vested on the date of your Termination of Service. If you incur a Termination of Service after the first anniversary of your initial Award Date for the year as a result of your Retirement, the Company may, in its sole discretion, vest (fully or on a pro-rata basis) the RPUs and unpaid DERs and terminate the Restricted Period.
(b)    Other Terminations of Service. If your Termination of Service occurs prior to the end of the Restricted Period for any reason other than as provided in Paragraph 3(a) above, the Restricted Period shall terminate and all of your RPUs and unpaid DERs shall be forfeited without payment automatically upon the date of your Termination of Service.
4.Payments.
(a)RPUs. As soon as administratively practicable after the last day of the Restricted Period, you will be issued DCP common units equal to the number of your Vested RPUs, unless the Company decides to pay in cash an amount equal to the average closing price of your Vested RPUs based on the last twenty trading days immediately prior to the end of the Restricted Period, less any taxes the Company is required to withhold from such payment. The Company has sole discretion to determine which method of payment will be used. Payment will be made no later than 2½ months following the end of the calendar year in which the Restricted Period terminates, less all applicable taxes required to be withheld therefrom, unless deferred into the Executive Deferred Compensation Plan in accordance with Code Section 409A.

(b)DERs. As soon as administratively practicable after each quarterly dividend payment date during the Restricted Period, the Company shall pay you in cash, with respect to each RPU, an amount equal to the DERs credited to your DER account during that calendar quarter, less any taxes the Company is required to withhold from such payment.
5.Limitations Upon Transfer. All rights under this Award Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or by a beneficiary designation form filed with the Company in accordance with the procedures established by the Company for such designation, and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Award Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.
6.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.
7.Entire Agreement. This Agreement along with the Plan constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RPUs granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.
8.Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.
9.Governing Law. This award shall be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to conflicts of laws or principles thereof.
10.Plan Controls. By accepting this Award, you acknowledge and agree that the RPUs are granted under and governed by the terms and conditions of this Award Agreement and the Plan, a copy of which has been furnished to you. In the event of any conflict between the Plan and this Award Agreement, the terms of the Plan shall control. All decisions or interpretations of the Committee upon any questions relating to the Plan or this Award Agreement are binding, conclusive and final on all persons.

DCP Services, LLC
By:
Name:
Title:

Awardee Acknowledgement and Acceptance

By:
Name: